                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                              COYOTE SPORTS, INC.

     Coyote Sports, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), hereby adopts the following Amended and Restated Articles of Incorporation, pursuant to unanimous approval of the Shareholders of the Corporation:

                                   ARTICLE I
                                      NAME

     The name of the Corporation is: Coyote Sports, Inc.

                                   ARTICLE II
                            AUTHORIZED CAPITAL STOCK

     The total number of shares which the Corporation is authorized to issue is Twenty-Nine Million (29, 000,000) shares of capital stock, $.001 par value each, of which Twenty-Five Million (25,000,000) shares will be designated as Common Stock (the "Common Stock") and of which Four Million (4,000,000) shares will be designated as Preferred Stock (the "Preferred Stock"). The Board of Directors shall have the authority to fix the rights, powers, preferences and privileges, and the qualifications, limitations or restrictions thereof, of any series of preferred stock, including but not limited to dividend rights, dividend rates, conversion rights, voting rights, and liquidation preferences; and to fix the number of shares constituting any such series and the designation thereof; and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

                                  ARTICLE III
                                  STOCK SPLIT

     Each share of the Corporation's Common Stock, no par value, issued at the time these Amended and Restated Articles of Incorporation are filed with the Secretary of State of the State of Nevada shall be and hereby is automatically changed and reclassified without further action into Three Thousand Four Hundred Fifty (3,450) fully paid and nonassessable shares, $.001 par value, of the Corporation's Common Stock.
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                                   ARTICLE IV
                                    OFFICES

     The street address of the registered office of the Corporation in the State of Nevada is One East First Street, Reno, Nevada 89601. The name of the registered agent at that address is The Corporation Trust Company of Nevada.
The principal office of the Corporation is 2291 Arapahoe Avenue, Boulder, CO 80302.

                                   ARTICLE V
                                    PURPOSES

     The purpose for which the Corporation is organized is to engage in the design, engineering, manufacture, marketing and distribution of sports equipment and recreational products worldwide or any other lawful purpose.

                                   ARTICLE VI
                       QUORUM FOR SHAREHOLDERS' MEETINGS

     Except as otherwise provided by law or the Corporation's Bylaws, one-third of the votes entitled to be cast on any matter by each voting group entitled to vote on a matter shall constitute a quorum of that voting group for action on the matter.

                                  ARTICLE VII
                               BOARD OF DIRECTORS

     The corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of a board of directors. The names and addresses of the current members of the board of directors are as follows:

               Mel S. Stonebraker        1181 West Nicholl
                                         Boulder, CO  80304

               James M. Probst           5455 S. Simms Way
                                         Littleton, CO 80127

               Jeffrey T. Kates          8165 Woodview
                                         Clarkson, MI 48348

The number of directors of the Corporation shall be not less than three nor more than nine and may be altered from time to time in accordance with the Bylaws. Each director shall serve until the next annual meeting of shareholders or until his successor has been duly elected and qualified.

     Any director may be removed from office by the vote of shareholders representing not less than two-thirds of the issued and outstanding stock entitled to vote at a meeting called for that purpose.
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                                 ARTICLE VIII
                               CUMULATIVE VOTING

     Each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote of shareholders. Cumulative voting shall not be allowed in the election of directors.

                                   ARTICLE IX
                        LIMITATION ON DIRECTOR LIABILITY

     To the fullest extent permitted by the General Corporation Law of Nevada, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                                   ARTICLE X
                                INDEMNIFICATION

     The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that the person is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, such person is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.


                                   ARTICLE XI
                               TERM OF EXISTENCE

     The duration of the Corporation shall be perpetual.


     IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed this Amended and Restated Articles of Incorporation this 9th day of June, 1997.


                              COYOTE SPORTS, INC.


                              /s/ Mel S. Stonebraker
                              ------------------------------------
                              Mel S. Stonebraker, President
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                              /s/ James M. Probst
                              -------------------------------------------
                              James M. Probst, Secretary

STATE OF COLORADO   )
                    ) ss.
COUNTY OF BOULDER   )

     The foregoing Amended and Restated Articles of Incorporation were acknowledged and executed by Mel S. Stonebraker and James M. Probst, who are personally known to me to be duly elected President and Secretary of the Corporation, this 9th day of June, 1997.

     My commission expires: 4/7/2001
                            --------


                                    /s/ RoxAnn D. Mack
                                    -----------------------------------
                                    Notary Public